UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 21, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 30, 2007.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 5, 6, 7, 8, 9, 11, 12, 14, 15, 17, 18, 19, 20, 21 and 22 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 15, 2007

1.             In your Customs Brokerage and Other Services segment, what percentage of net revenue does customs brokerage represent? Excluding the contribution from Customs Brokerage services, could you provide some color into which services are driving the strong growth in this segment?

It should come as no surprise that the caption titled “Customs Brokerage and Other Services”, would have as its largest component of net revenues…in excess of 70%... customs brokerage and activities directly associated with performing customs clearances.  In our world, this also includes delivering the cleared freight to the customers’ location of choice.

When looking at products that are driving the growth in this line item, we could exclude customs brokerage, but that would be rather pointless. The increase in customs brokerage net revenue provided the most growth in this area.  The domestic service is also growing at a very fast rate (nearly 40%), albeit off a much smaller base.  Warehouse and distribution services net revenue is growing at a rate slightly slower than the growth rate for this caption in total, but still well into double digits.

One other point to consider when discussing components of net revenue and relative growth rates in this caption is the integrated nature of the products.  As many customers utilize all or multiple products within this caption, this tends to drive growth in concert with other services and not separately.

2.             Directionally, do the yields in airfreight remain above year-ago levels due to more readily available capacity?

The additional capacity that has made its way into the market over the past year created an environment where yield expansion was possible during the first part of this year.   However,  as we have noted many times before, relying too much on a one-dimensional analysis of airfreight yields can lead to erroneous, or at least incomplete, conclusions.  There are other factors, such as the demand in certain kinds of freight over other kinds of freight that can contribute to the slight overcapacity situations that provide yield expansion.  The continual reduction in cost to produce high tech products has also created an environment where some products, which have traditionally gone by air, can now effectively be shipped by ocean.

On the other hand, the carriers have moved very effectively to reduce excess-capacity situations.  Our take on things at this point in time is that the combination of peak season and the asset re-

deployments that are already in process will very likely create an equilibrium in the airfreight market, like those we have experienced during the past several years.  The hallmark of this equilibrium results in a very busy peak season, without a lot of backlogs, but without a lot of margin for error as well.

3.             Expeditors previously laid out the details of a US$150 million capital expenditures plan designed to take advantage of the tax benefit as part of the Jobs Creation Act.  How far into this spending are you?

We have already made the capital expenditures required to qualify for the tax benefit recorded as a reduction of our 2005 income tax expense.

4.             Please provide us your general outlook on the magnitude of real estate projects over the next few years compared with the activity in recent years.  Expeditors has traditionally defined “normal capital expenditures” as excluding real estate acquisitions and development.  But are the real estate/development opportunities moving plentiful enough to warrant them as part of the “normal” capital expenditures budget.

Nothing about real estate acquisitions at Expeditors are viewed as “normal” in the sense that any and all acquisitions of real estate, regardless of how small the property or how minimal the cost, require direct approval of the Board of Directors.

Our rationale for taking this approach is to ensure that we don’t allow matters of expediency to drive real estate purchases in markets where leasing is the best alternative.  There is no particular art form to buying a building.  Anyone with sufficient cash can buy a building.  However, buying the right building in the right place, for the right amount, is definitely an art form.  We have a very talented, experienced and real-estate savvy Board of Directors.  We rely on their expertise in this area, both for general guidance and also to act as a sounding board to make certain that the real estate investments we make are consistent with our corporate strategy and objectives.  Not every good deal is desirable when framed within terms of our corporate strategy.  In fact, most are not.  However, in those instances where we are certain that we can utilize a real estate asset in a key market for a long period of time, it doesn’t make a lot of sense to sign up for a “build to suit” option where we pay for the building by making lease payments over 10 years only to lose our assets in the end.

5.             Has the growth of Expeditors’ ocean volumes thus far in 2006 been heavily influenced by the strength of the Asia to Europe lane.  Or have your volume growth rates in the Asia-US lane been similar to the overall company volume growth.

We assume that you meant 2007, so we’ll answer the question as if it was relevant..i.e. we’re going to comment on “…of Expeditors’ ocean volumes thus far in 2007…”!

While the increase in 2007 year-to-date ocean freight volumes has been influenced by the Asia-to-Europe lane, the Asia-to-North America lane has not been far behind and in real container counts, is substantially ahead.  While the Asia-to-Europe lane continues to grow faster than the Asia-to-North American business, there is a substantial difference in magnitude of Expeditors’ volume on these lanes.

6.             What was the air freight tonnage and ocean container count growth for June, and for the overall second quarter?  Also, what were these same statistics for July?

•                  June 2007 airfreight tonnages were up 5% globally over June 2006.

•                  June 2007 ocean container counts were up 21% over June 2006.

•                  Second quarter 2007 airfreight tonnages were up 4% over the 2006 second quarter.

•                  Second quarter 2007 container counts were up 19% over the 2006 second quarter.

7.             Did rent expense as a percentage of net revenue fall year over year in the second quarter due occupying new company owned facilities?

That was partially the reason.   Another part, however, was because we were able to reverse an accrual of nearly $900,000 related to rent expense accrued to a former landlord who had sued us on the grounds that we had not executed our right to move clause at the appropriate break point in our lease.  We disagreed with the landlord’s assertion.  When sound and good faith negotiation failed, we were sued.  Accordingly, even though we had vacated the building in question, we continued to accrue rent until June of this year, when we were notified that the final appellate court would not review the case and allowed the decisions of the judge of original jurisdiction and the appellate court judges to stand.  A fitting end to a rather trying time.  It’s always discouraging when you have to pay money to prove that you are right, but “All’s well that ends well.”

8.             Were there reasons other than cost discipline that the “other expense” category was significantly lower as a percentage of net revenue year-over-year in the second quarter?

There is an element of these costs that your cost accounting professor would tell you are “fixed-variable” expenses.  Within relevant ranges, we are able to increase our volume of activity without having a linear increase in costs from the “other expense” items.

9.             How would you characterize the relationship between demand and supply currently for both air and ocean freight?

As we’ve noted, airfreight appears to be heading into an “equilibrium” situation.  The ocean market is already at equilibrium.

In general, both the air and ocean carriers have done a very good job of managing their asset deployments to coincide with the freight volumes that are there. Things are tight, but manageable.

10.          Would you please provide the headcount figures for first and second quarter 2007 versus a year ago?

	31-Mar-07	31-Mar-06	Diff.	% Diff
North America	4,400	3,922	478	12.2%
Asia	3,095	2,770	325	11.7%
Europe and Africa	1,877	1,748	129	7.4%
Middle East	909	928	(19)	(2.0)%
South America	589	525	64	12.2%
Australasia	213	207	6	2.9%
Information Systems	550	496	54	10.9%
Corporate	166	145	21	14.4%
	11,799	10,741	1,058	9.9%

	30-Jun-07	30-Jun-06	Diff.	% Diff
North America	4,358	4,053	305	7.5%
Asia	3,205	2,918	287	9.8%
Europe and Africa	1,879	1,777	102	5.7%
Middle East	930	902	28	3.1%
South America	608	536	72	13.4%
Australasia	214	220	(6)	(2.7)%
Information Systems	574	506	68	13.4%
Corporate	169	154	15	9.7%
	11,937	11,066	871	7.9%

11.          Please provide some color on second quarter net revenue growth and operating profit margin dynamics on each of your three key regions (Far East, U.S., and Europe)?

Net revenue during the second quarter was up 12% in the United States, 13% in Asia and 10% in Europe.

The United States recorded good growth in exports and maintained strong import growth, despite a U.S. dollar that increasingly weakened, making imports more expensive for U.S. domestic consumers. Despite economic nay-saying to the contrary by the plethora of pundits sitting on the sidelines, from our perspective at least, business was brisk.  Some business that we have been awarded did not show up as early as was anticipated. As a consequence, staffing levels which were increased to handle this business resulted in some underutilization with the result that during the quarter we remained slightly over what our historical benchmarks have been in this area.  Towards the end of the quarter, judging by our record June, it appears that this freight was starting to show up and this re-affirmed, at least for the time being, that we did the right thing for long-term performance to “ramp up” ahead of the rush.  This resulted in operating income, which was up 14%, being somewhat behind internal budget expectations, but certainly within the range of acceptable deviation.

In Asia, business to Europe grew substantially, aided no doubt by strong European currencies which made imports much cheaper for consumers. Growth to the United States and other locations within Asia (intra-Asia) continued to increase steadily in the key markets.   Operating income in Asia was up 14%, which was very acceptable in light of the increase in net revenues and the associated net revenue growth shown in the United States and in Europe, both reflective of a common trend affecting Asia as the origin for the majority of the inbound shipments to those areas.

We have discussed the European net revenue growth in Question 16 below.  Operating income was up 19% as a renewed focus on productivity began to show up in the results.

12.          Could you please provide any initial feedback from your customers as to how peak season demand may be shaping up?

While we are not aware of any general consensus being put forth by the customers, the conventional wisdom that seems to be emerging in our branches is that a peak season of some kind will occur.  However, what remains unknown about this pending peak season is any kind of solid feel concerning length or magnitude.  Indications are that peak will be manageable on most lanes.  Any lack of backlogs should not be interpreted as the non-existence of a peak season.

13.          It is my hope that the recent Equality Forum review may not have fully captured the extent of the non-discrimination policies of Expeditors. If not already covered in these policies, I urge Expeditors to include sexual orientation in employment guidelines. Thank you for your thoughtful consideration.

Our employment guidelines already prohibit discrimination based on sexual orientation.  It is unfortunate that the expression of our commitment to non-discrimination has been distorted by some and thus labeled (even if only by inference) “not non-discriminatory enough”.  The travesty is that our phraseology has overshadowed the extensive substance of our non-discriminatory position.  We appreciate the opportunity that your question affords us to fully explain our Company position regarding non-discrimination in all areas, including sexual orientation.

It is our obligation as a Company to word our policies in a way we think best carries out, on a global basis, the requirements and intent of our Company and of the law.  Our policy states that we do not discriminate against employees on any basis and we don’t.  We also make certain that our policy provides some additional guidance by stating “While supervisors and managers are charged with the responsibility of preventing discrimination, the success of the Company’s equal opportunity policy really depends on the unbiased attitudes and actions of all employees.”  Clearly, we do not condone discrimination for a variety of reasons, sexual orientation being among them.  As our Chairman has stated verbally in each of the last two Shareholders’ Meetings, “If you’re green and have four legs and can do the work, you’ve got the job.”

We honestly feel that our equal opportunity employment statement addresses non-discrimination for all the reasons that it ought… and that sexual orientation is one of the categories that is included.   Having the adequacy of our equal opportunity employment statement challenged and dragged through the mud and having Expeditors labeled as “not non-discriminatory enough” because of the way we express our policies against all discrimination, including sexual orientation, is simply wrong.  This Company was not built on a culture of exclusion and discrimination.  Neither was it built by fostering a culture where outside interests wrote policies for things we actually believe in using their words, not ours.  Some things are very important to us.  Saying things our way is one of them.

As a final aside, we believe that our wording actually offers more protection regarding sexual orientation and gender  issues, than does the wording which appears to be more “generally accepted.”  Accordingly, we would invite you to look again at the substance of what our policy says, and not merely be dissuaded by those who would have us pick different “words”—their words--- to express our policies on the matter.

14.          It seems Salaries and Related expenses net of stock option expenses was inflated as a percentage of net revenue versus recent quarters and Other expense lower as a percentage of revenue. Are there any items that were non-recurring or re-classified in the quarter?

There were some minor reclassifications to “Salaries and Related” expenses from “Other”, however they are presented consistently in both years, so there should not be any comparability issues.

We have noted that Salaries and Related as a percentage of net revenues are slightly higher than historical bench marks.  We are actively addressing it.  This has happened in the past, in a similar situation where coming off a very big growth year, as was 2006, we were faced with the prospects of increasing business which did not show up as soon as expected.

We would also refer you to our response in Question 11 of this 8-K.

15.          Ocean yields were down more year-over-year then we have seen since the first quarter of 2005.  Was this purely a function of tighter ocean pricing or were there some mix issues, such as the start up of xxx-xxxx volumes that depressed reported ocean yields?

We’re not sure we’re comfortable with a blanket statement that attributes yield fluctuations to be “purely” a function of any one or two factors.  Tighter ocean pricing related to carrier management of capacity had something to do with the decline in ocean freight yields.  Startup volumes from xxx-xxxx would not depress ocean yields. That business is primarily fee-based order management business and the existence of any revenue would add to yields, not depress them.

16.          Given industry reported strength in European trade lanes, we would have expected to see stronger gross revenue growth in the European region in the quarter? Is this a function of revenue recognition (i.e. ocean volumes originating in Asia and showing up in Pacific Rim reported revenues) or do you have a different explanation?

The revenue side of the equation was influenced to a great degree by the continued devaluation of the U.S. dollar.  Much of what moves to Europe from Asia, and from North America to Asia, and from Europe to North America, Europe’s largest trade lane,  does so under global contracts, many of which are priced in U.S. dollars.  In addition, many of the rates for the business from China is quoted  in Chinese RMB, a currency essentially tied to the U.S. dollar.  Given that the dollar weakened approximately 7% against the Euro and 10% against the English Pound during that time, the job our people did in Europe was especially impressive.  While operating profits also benefited from a favorable European currency exchange rate movement against the U.S. dollar over the last year, given the impact on revenues and costs noted above, they truly came about these earnings the hard way.

17.          What is your assessment of the current trans-pacific ocean container ship capacity environment? How have your gross ocean yields been impacted by changes in containership utilization/capacity, if any?

Things in the ocean market right now seem to be in kind of an equilibrium+ mode.  Space is tight, but manageable and hopefully will remain that way for the next several months.  We’ve addressed ocean freight yields in our response to previous questions, and we would refer you to our response to question numbers 5, 9 and 15.

18.          Do you expect the year-over-year increase in airfreight yields to continue into 2nd half of 2007? What is your assessment of the current airfreight capacity and how has this changed year over year?

It really depends on if, how and when a peak season shows up.  In a typical year, yields narrow during the last two quarters of the year. If this year’s peak materializes, particularly given the equilibrium that is developing in the markets right now, we would expect yields to narrow from what they were at the end of the 2nd quarter.

19.          What trends in year over year net revenue and operating income growth did you see sequentially throughout the quarter from April through June? Are those trends continuing in July?

The pattern of earnings throughout that quarter was actually what we expected. On a year-over-year growth scenario, things kind of built to a crescendo with April operating income being the lowest and June operating income, on a year-over-year basis, being up by the greatest amount.  We had a very strong June, but when compared on a year-over-year basis, April and May were also quite strong, May being stronger on a year-over-year basis than April. Preliminary July results were also well ahead of last year—on par with 2nd quarter growth.

20.          Can you provide a current split between ocean and airfreight net revenue within each of your regional segments? What changes in your business mix (air and ocean) have you witnessed versus a year ago?

We could, but the split between ocean and air across regions is not something we’ve ever disclosed and we’d rather not set precedence.  The problem with doing this is that it creates a situation where regional product yields can be derived from the combination of figures presented. That actually results in information being disclosed we’ve always felt could hurt us competitively in the market place.

From a business mix standpoint, ocean freight has grown faster than airfreight this year.  That may just be because airfreight grew so intensely during the last couple of years that prior years’ successes became hurdles for this year.  We don’t think that the disparate growth rates are affecting the other products, however.

21.          Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the second quarter?  Were there any particular end-markets that showed areas of strength/weakness during the quarter?

We think we’ve addressed a lot of what you’ve asked for in this question already.  With respect to the strength/weakness noticed during the quarter, we didn’t see any region where the entire region was “weak”. Some areas were stronger than others, but none could particularly be described as weak.

22.          Please inform me - what is the percentage breakdown of different major merchandise types expeditors transports. What were these percentage figures for each of last 12 quarters in tabular form juxtaposing year over year performance. Based on this trend of the merchandise’ growth / decline rates, please let me know what is your plan for the top growers and the laggards, to grow Expeditor’s returns.

I am an individual investor who has 35% of his portfolio into owning partial business stake in Expeditors. I like this form of written communication with management so much, wish other good companies did the same too.

Let us start off with the postulate that the principal purpose of this form of investor communication is, and always has been, to educate the investing public about Expeditors and its business model by providing management’s insight into our business and how it works, in a simultaneous disclosure format. It also provides a forum for the disclosure of material information, financial or otherwise, that in management’s opinion, investors would find useful.   Nothing in all that, however, anticipated that management’s response to individual questions would require them to assume the position, down on their hands and knees, pushing peanuts across the floor with their noses—figuratively or literally-----to provide a response.  However, your question about business mix, to the extent it talks about business mix, is actually a good one.   That being said, demanding tabular format over that last 12 quarters, as well as interpretive dialogue is a bit much.  We don’t “juxtapose” too much around here…it’s bad for the back.

So, to answer the part of your question that is a good question, the business mix, we can respond as follows:

For a very long period of time, we have had roughly the same business mix with respect to our exposure to major sectors of the economy.  We’ve always been about one-third retail, one-third high tech, one-fourth to one-fifth manufacturing of various kinds, with the remainder being “stuff”.

In response to your question, we’ve once again reviewed our business mix.  What we found, not to our surprise, was that for the first six months of 2007, approximately 33% of our net revenue came from retail, 34% from high tech and 25% from manufacturing.  So, nothing has particularly changed much.

With respect to your request for commentary on growers and laggards, we feel compelled to say that we spend a lot of time attracting business.  We don’t “winnow” customers out because they are growing or lagging in a particularly manner.  How much they grow or lag is their business, not ours. We just want to handle whatever amounts of business they will give us…and hopefully make a profit for our efforts.

We don’t use this business mix information that you requested to make business decisions of the kinds that you suggested.   That isn’t the way we run this business and we think that our record shows we’ve been pretty successful at how we’ve done it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 21, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

August 21, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer